Equinox MutualHedge Futures Strategy Fund

Class A	MHFAX
Class C	MHFCX
Class I	MHFIX

(a series of Northern Lights Fund Trust)

Dear_____:

As a follow-up to our recent discussion, here are some documents and information that may be helpful...as we truly need your help.  In order to help make this easier for you, please see the attached are the documents that are going out to investors.

One batch went out via priority mail to the top 500 largest accounts on Wednesday, November 13th.  Those investors should receive the information today and tomorrow.

Another mailing to shareholders with 100+ shares and went out yesterday, November the 14th.  This should be delivered Monday/Tuesday/Wednesday next week.

We are scheduled to release emails to e-delivery accounts with 100+ shares on Monday and Wednesday of next week. Please feel free to contact me directly via my mobile phone at (609) 577-4200 as I am in close contact with the Raymond James home office to do everything we can to make this as easy as possible for your investors

My Best,

Bob

Bob enck CEO
P609.454.5201 C 609.577.4200 W equinoxfunds.com E benck@equinoxfunds.com

Securities offered through Equinox Group Distributors, LLC, Member FINRA